Exhibit 99.1

 WEX Inc. Reports Second Quarter 2019 Financial Results

 Full conversion of large North American oil portfolios completed

PORTLAND, Maine--(BUSINESS WIRE)--August 1, 2019--WEX Inc. (NYSE: WEX), a leading provider of corporate payment solutions, today reported financial results for the three months ended June 30, 2019.

Second Quarter 2019 Financial Results

Total revenue for the second quarter of 2019 increased 19% to $441.8 million from $370.8 million for the second quarter of 2018. The $71.0 million revenue increase in the quarter includes a $2.1 million negative impact as a result of lower average fuel prices.

Net income attributable to shareholders on a GAAP basis decreased by $24.6 million to $13.8 million, or $0.32 per diluted share, compared with $38.4 million, or $0.88 per diluted share, for the second quarter of 2018. The Company's adjusted net income attributable to shareholders, which is a non-GAAP measure, was $99.6 million for the second quarter of 2019, or $2.28 per diluted share, up 10% per diluted share from $90.0 million or $2.07 per diluted share for the same period last year. See Exhibit 1 for a full explanation and reconciliation of adjusted net income attributable to shareholders and adjusted net income attributable to shareholders per diluted share to the comparable GAAP measures.

"During the second quarter, WEX made continued progress in shaping 2019 to be another significant milestone year," said Melissa Smith, WEX's President and Chief Executive Officer. "We are capitalizing on the extraordinary progress we have made in recent years and building on our strong foundation for sustainable growth. Our recent strategic acquisitions, significant new wins and the conversion of both the Shell and Chevron portfolios positions us well to accelerate our growth and profitability throughout the remainder of the year and beyond."

Second Quarter 2019 Performance Metrics

  Average number of vehicles serviced was approximately 13.9 million, an increase of 18% from the second quarter of 2018.
  Total fuel transactions processed increased 10% from the second quarter of 2018 to 153.7 million. Payment processing transactions increased 10% to 128.0 million.
  U.S. retail fuel price decreased 4% to $2.91 per gallon from $3.02 per gallon in the second quarter of 2018.
  Travel and Corporate Solutions purchase volume grew 13% to $10.0 billion from $8.9 billion in the second quarter of 2018.
  Health and Employee Benefit Solutions average number of Software-as-a-Service (SaaS) accounts in the U.S. grew 17% to 12.6 million from 10.7 million in the second quarter of 2018.

"Our first half results set a strong foundation for our growth in 2019 and reinforce the strength of our execution and the fundamentals of our business model. As we look to the second half of 2019, I expect that we will continue accelerating growth both from a revenue and earnings point of view." said Roberto Simon, WEX's Chief Financial Officer.

Financial Guidance and Assumptions

The Company provides revenue guidance on a GAAP basis and earnings guidance on a non-GAAP basis, due to the uncertainty and an indeterminate amount of certain elements that are included in reported GAAP earnings. The updated full year guidance below reflects strong business execution offset by lower average fuel prices and unfavorable foreign exchange rates.

  For the full year 2019, the Company expects revenue in the range of $1.720 billion to $1.750 billion and adjusted net income in the range of $399 million to $410 million, or $9.10 to $9.35 per diluted share.
  For the third quarter of 2019, WEX expects revenue in the range of $455 million to $465 million and adjusted net income in the range of $110 million to $115 million, or $2.52 to $2.62 per diluted share.

Third quarter 2019 guidance is based on an assumed average U.S. retail fuel price of $2.72 per gallon. Full year 2019 guidance is based on an assumed average U.S. retail fuel price of $2.72 per gallon. The fuel prices referenced above are based on the applicable NYMEX futures price. The Company's guidance also assumes that third quarter 2019 fleet credit loss will range from 13 to 18 basis points and full year fleet credit loss will range from 13 to 18 basis points. Our guidance also assumes approximately 43.8 million shares outstanding for the third quarter and full year 2019.

The Company's adjusted net income guidance, which is a non-GAAP measure, excludes unrealized gains and losses on financial instruments, net foreign currency remeasurement gains and losses, acquisition related intangible amortization, other acquisition and divestiture related items, stock-based compensation, other costs, debt restructuring and debt issuance cost amortization, similar adjustments attributable to our non-controlling interests and certain tax related items. We are unable to reconcile our adjusted net income guidance to the comparable GAAP measure without unreasonable effort because of the difficulty in predicting the amounts to be adjusted, including but not limited to, foreign currency exchange rates, unrealized gains and losses on financial instruments, acquisition and divestiture related items and adjustments to the redemption value of a non-controlling interest, which may have a significant impact on our financial results.

Additional Information

Management uses the non-GAAP measures presented within this news release to evaluate the Company's performance on a comparable basis. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for, or superior to, disclosure in accordance with GAAP.

To provide investors with additional insight into its operational performance, WEX has included in this news release in Exhibit 2, a table illustrating the impact of foreign currency rates and fuel prices for each of our reportable segments for the three and six months ended June 30, 2019, and in Exhibit 3, a table of selected non-financial metrics for the quarter ended June 30, 2019 and four preceding quarters. The Company is also providing selected segment revenue information for the three and six months ended June 30, 2019 and 2018 in Exhibit 4.

Conference Call Details

In conjunction with this announcement, WEX will host a conference call today, August 1, 2019, at 9:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed along with the accompanying slides at the Investor Relations section of the WEX website, www.wexinc.com. The live conference call also can be accessed by dialing (866) 334-7066 or (973) 935-8463. The Conference ID number is 1586638. A replay of the webcast and the accompanying slides will be available on the Company's website.

About WEX

Powered by the belief that complex payment systems can be made simple, WEX Inc. (NYSE: WEX) is a leading provider of payment processing and business solutions across a wide spectrum of sectors, including fleet, travel and healthcare. WEX operates in more than 10 countries and in more than 20 currencies through approximately 4,900 associates around the world. WEX fleet cards offer approximately 14 million vehicles exceptional payment security and control, our travel and corporate solutions business processes over $35 billion of purchase volume annually and the WEX Health financial technology platform helps approximately 343,000 employers and more than 28 million consumers better manage healthcare expenses. For more information, visit www.wexinc.com.

Forward-Looking Statements

This earnings release contains forward-looking statements, including statements regarding: financial guidance; assumptions underlying the Company's financial guidance; future growth opportunities and expectations; and, market expansion. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this earnings release, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the effects of general economic conditions on fueling patterns as well as payment and transaction processing activity; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; changes in interest rates; the impact of fluctuations in fuel prices; the effects of the Company’s business expansion and acquisition efforts; potential adverse changes to business or employee relationships, including those resulting from the completion of an acquisition; competitive responses to any acquisitions; uncertainty of the expected financial performance of the combined operations following completion of an acquisition; the failure to successfully integrate the Company's acquisitions; the ability to realize anticipated synergies and cost savings; unexpected costs, charges or expenses resulting from an acquisition; the Company's ability to successfully acquire, integrate, operate and expand commercial fuel card programs; the failure of corporate investments to result in anticipated strategic value; the impact and size of credit losses; the impact of changes to the Company's credit standards; breaches of the Company’s technology systems or those of the Company's third-party service providers and any resulting negative impact on the Company's reputation, liabilities or relationships with customers or merchants; the Company’s failure to maintain or renew key commercial agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; failure to successfully implement the Company's information technology strategies and capabilities in connection with its technology outsourcing and insourcing arrangements and any resulting cost associated with that failure; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking or financial regulations impacting the Company’s industrial bank, the Company as the corporate parent or other subsidiaries or affiliates; the impact of the material weaknesses disclosed in Item 9A of the Company's annual report on Form 10-K for the year ended December 31, 2018 and in Item 4 of the Company's quarterly report on Form 10-Q for the quarter ending March 31, 2019 and the effects of the Company's investigation and remediation efforts in connection with certain immaterial errors in the financial statements of our Brazilian subsidiary; the impact of the Company’s outstanding notes on its operations; the impact of increased leverage on the Company's operations, results or borrowing capacity generally, and as a result of acquisitions specifically; the incurrence of impairment charges if our assessment of the fair value of certain of our reporting units changes; the uncertainties of litigation; as well as other risks and uncertainties identified in Item 1A of our Annual Report for the year ended December 31, 2018, filed on Form 10-K with the Securities and Exchange Commission on March 18, 2019. The Company's forward-looking statements do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this earnings release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WEX INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Revenues
Payment processing revenue	$214,826	$178,738	$401,624	$347,192
Account servicing revenue	106,892	78,716	193,978	157,420
Finance fee revenue	62,912	51,553	109,285	100,434
Other revenue	57,177	61,791	118,796	119,780
Total revenues	441,807	370,798	823,683	724,826
Cost of services
Processing costs	99,481	77,483	190,600	150,571
Service fees	14,197	13,809	28,443	26,029
Provision for credit losses	14,832	13,636	32,623	27,862
Operating interest	10,693	9,528	20,257	18,013
Depreciation and amortization	21,570	20,612	42,083	41,045
Total cost of services	160,773	135,068	314,006	263,520
General and administrative	76,247	47,589	140,652	103,022
Sales and marketing	72,831	57,697	136,950	114,238
Depreciation and amortization	37,219	30,020	68,403	59,763
Operating income	94,737	100,424	163,672	184,283
Financing interest expense	(35,638)	(25,505)	(66,750)	(52,842)
Net foreign currency gain (loss)	6,665	(26,734)	2,780	(26,344)
Net unrealized (loss) gain on financial instruments	(21,516)	2,706	(33,428)	16,214
Income before income taxes	44,248	50,891	66,274	121,311
Income taxes	12,397	12,325	18,215	30,074
Net income	31,851	38,566	48,059	91,237
Less: Net income from non-controlling interests	324	142	398	843
Net income attributable to WEX Inc.	$31,527	$38,424	$47,661	$90,394
Accretion of non-controlling interest	(17,720)	—	(17,720)	—
Net income attributable to shareholders	$13,807	$38,424	$29,941	$90,394

Net income attributable to WEX Inc. per share:
Basic	$0.32	$0.89	$0.69	$2.10
Diluted	$0.32	$0.88	$0.69	$2.08
Weighted average common shares outstanding:
Basic	43,329	43,181	43,277	43,116
Diluted	43,761	43,546	43,667	43,524

WEX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	June 30, 2019	December 31, 2018
Assets
Cash and cash equivalents	$768,393	$541,498
Restricted cash	131,794	13,533
Accounts receivable	3,202,961	2,584,203
Securitized accounts receivable, restricted	130,424	109,871
Prepaid expenses and other current assets	74,163	149,021
Total current assets	4,307,735	3,398,126
Property, equipment and capitalized software	196,914	187,868
Goodwill and other intangible assets	3,840,302	2,866,323
Investment securities	30,167	24,406
Deferred income taxes, net	11,691	9,643
Other assets	186,340	284,229
Total assets	$8,573,149	$6,770,595
Liabilities and Stockholders’ Equity
Accounts payable	$1,225,558	$814,742
Accrued expenses	333,072	312,268
Restricted cash payable	131,794	13,533
Short-term deposits	1,087,795	927,444
Short-term debt, net	173,627	216,517
Other current liabilities	85,208	27,067
Total current liabilities	3,037,054	2,311,571
Long-term debt, net	2,764,800	2,133,923
Long-term deposits	500,555	345,231
Deferred income taxes, net	199,625	151,685
Other liabilities	109,825	32,261
Total liabilities	6,611,859	4,974,671
Commitments and contingencies
Redeemable non-controlling interest	117,727	—
Stockholders’ Equity
Total WEX Inc. stockholders’ equity	1,832,965	1,785,697
Non-controlling interest	10,598	10,227
Total stockholders’ equity	1,843,563	1,795,924
Total liabilities and stockholders’ equity	$8,573,149	$6,770,595

Exhibit 1
Reconciliation of GAAP Net Income Attributable to Shareholders to Adjusted Net Income Attributable to Shareholders
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,
	2019		2018
		per diluted share		per diluted share
Net income attributable to shareholders	$13,807	$0.32	$38,424	$0.88
Unrealized loss (gain) on financial instruments	21,516	0.49	(2,706)	(0.06)
Net foreign currency remeasurement (gain) loss	(6,665)	(0.15)	26,734	0.61
Acquisition–related intangible amortization	39,814	0.91	34,921	0.80
Other acquisition and divestiture related items	7,017	0.16	619	0.01
Stock–based compensation	14,992	0.34	6,905	0.16
Other costs	4,746	0.11	630	0.01
Debt restructuring and debt issuance cost amortization	8,453	0.19	2,607	0.06
ANI adjustments attributable to non–controlling interests	17,298	0.40	(186)	—
Tax related items	(21,342)	(0.49)	(17,990)	(0.41)
Adjusted net income attributable to shareholders	$99,636	$2.28	$89,958	$2.07

	Six Months Ended June 30,
	2019		2018
		per diluted share		per diluted share
Net income attributable to shareholders	$29,941	$0.69	$90,394	$2.08
Unrealized loss (gain) on financial instruments	33,428	0.77	(16,214)	(0.37)
Net foreign currency remeasurement (gain) loss	(2,780)	(0.06)	26,344	0.61
Acquisition–related intangible amortization	73,702	1.69	70,157	1.61
Other acquisition and divestiture related items	16,797	0.38	1,256	0.03
Stock–based compensation	25,434	0.58	15,860	0.36
Other costs	7,501	0.17	6,301	0.14
Debt restructuring and debt issuance cost amortization	14,949	0.34	9,299	0.21
ANI adjustments attributable to non–controlling interests	16,725	0.38	(538)	(0.01)
Tax related items	(41,237)	(0.94)	(30,883)	(0.71)
Adjusted net income attributable to shareholders	$174,460	$4.00	$171,976	$3.95

The Company's non-GAAP adjusted net income excludes unrealized gains and losses on financial instruments, net foreign currency remeasurement gains and losses, acquisition-related intangible amortization, other acquisition and divestiture related items, stock-based compensation, other costs, debt restructuring and debt issuance cost amortization, similar adjustments attributable to our non-controlling interests and certain tax related items.

Although adjusted net income is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), this non-GAAP measure is integral to the Company's reporting and planning processes and the chief operating decision maker of the Company uses segment adjusted operating income to allocate resources among our operating segments. The Company considers this measure integral because it excludes the above-specified items that the Company's management excludes in evaluating the Company's performance. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  Exclusion of the non-cash, mark-to-market adjustments on financial instruments, including interest rate swap agreements and investment securities, helps management identify and assess trends in the Company's underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with these financial instruments.
  Net foreign currency gains and losses primarily result from the remeasurement to functional currency of cash, receivable and payable balances, certain intercompany notes denominated in foreign currencies and any gain or loss on foreign currency hedges relating to these items. The exclusion of these items helps management compare changes in operating results between periods that might otherwise be obscured due to currency fluctuations.
  The Company considers certain acquisition-related costs, including certain financing costs, investment banking fees, warranty and indemnity insurance, certain integration related expenses and amortization of acquired intangibles, as well as gains and losses from divestitures to be unpredictable, dependent on factors that may be outside of our control and unrelated to the continuing operations of the acquired or divested business or the Company. In addition, the size and complexity of an acquisition, which often drives the magnitude of acquisition-related costs, may not be indicative of such future costs. The Company believes that excluding acquisition-related costs and gains or losses of divestitures facilitates the comparison of our financial results to the Company's historical operating results and to other companies in our industry.
  Stock-based compensation is different from other forms of compensation as it is a non-cash expense. For example, a cash salary generally has a fixed and unvarying cash cost. In contrast, the expense associated with an equity-based award is generally unrelated to the amount of cash ultimately received by the employee, and the cost to the Company is based on a stock-based compensation valuation methodology and underlying assumptions that may vary over time.
  Other costs includes other immaterial costs that the Company has incurred and are non-operational and non-recurring. We exclude these items when evaluating our continuing business performance as such items are not consistently occurring and do not reflect expected future operating expense, nor do they provide insight into the fundamentals of current or past operations of our business. This also includes costs related to certain identified initiatives to further streamline the business, improve the Company's efficiency, create synergies and globalize the Company's operations, remediate the prior year material weaknesses, all with an objective to improve scale and efficiency and increase profitability going forward.
  Debt restructuring and debt issuance cost amortization are unrelated to the continuing operations of the Company. Debt restructuring costs are not consistently occurring and do not reflect expected future operating expense, nor do they provide insight into the fundamentals of current or past operations of our business. In addition, since debt issuance cost amortization is dependent upon the financing method which can vary widely company to company, we believe that excluding these costs helps to facilitate comparison to historical results as well as to other companies within our industry.
  The adjustments attributable to non-controlling interests, including adjustments to the redemption value of a non-controlling interest, have no significant impact on the ongoing operations of the business.
  The tax related items are the difference between the Company’s U.S. GAAP tax provision and a pro forma tax provision based upon the Company’s adjusted net income before taxes as well as the impact from certain discrete tax items. The methodology utilized for calculating the Company’s adjusted net income tax provision is the same methodology utilized in calculating the Company’s U.S. GAAP tax provision.

For the same reasons, WEX believes that adjusted net income may also be useful to investors as one means of evaluating the Company's performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income as used by WEX may not be comparable to similarly titled measures employed by other companies.

The table below shows the impact of certain macro factors on reported revenue:

Exhibit 2
Segment Revenue Results
(in thousands)
(unaudited)

	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions		Total WEX Inc.
	Three months ended June 30,
	2019	2018	2019	2018	2019	2018	2019	2018
Reported revenue	$267,314	$241,412	$91,350	$75,764	$83,143	$53,622	$441,807	$370,798
FX impact (favorable) / unfavorable	$1,859	$—	$1,367	$—	$301	$—	$3,527	$—
PPG impact (favorable) / unfavorable	$2,050	$—	$—	$—	$—	$—	$2,050	$—
	Six months ended June 30,
	2019	2018	2019	2018	2019	2018	2019	2018
Reported revenue	$500,096	$471,777	$172,998	$142,543	$150,589	$110,506	$823,683	$724,826
FX impact (favorable) / unfavorable	$4,574	$—	$2,883	$—	$920	$—	$8,377	$—
PPG impact (favorable) / unfavorable	$6,516	$—	$—	$—	$—	$—	$6,516	$—

To determine the impact of foreign exchange translation (“FX”) on revenue, revenue from entities whose functional currency is not denominated in U.S. dollars, as well as revenue from purchase volume transacted in non-U.S. denominated currencies, were translated using the weighted average exchange rates for the same period in the prior year.

To determine the impact of price per gallon of fuel (“PPG”) on revenue, revenue variable to changes in fuel prices was calculated based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend. For the portions of our business that earn revenue based on margin spreads, revenue was calculated utilizing the comparable margin from the prior year.

The table below shows the impact of certain macro factors on Adjusted Net Income:

Segment Estimated Earnings Impact
(in thousands)
(unaudited)
	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions
	Three months ended June 30,
	2019	2018	2019	2018	2019	2018
FX impact (favorable) / unfavorable	$380	$—	$647	$—	$(16)	$—
PPG impact (favorable) / unfavorable	$1,381	$—	$—	$—	$—	$—
	Six months ended June 30,
	2019	2018	2019	2018	2019	2018
FX impact (favorable) / unfavorable	$1,214	$—	$1,437	$—	$(79)	$—
PPG impact (favorable) / unfavorable	$4,207	$—	$—	$—	$—	$—

To determine the estimated earnings impact of FX on revenue and expenses from entities whose functional currency is not denominated in U.S. dollars, as well as revenue and variable expenses from purchase volume transacted in non-U.S. denominated currencies, were translated using the weighted average exchange rates for the same period in the prior year, net of tax.

To determine the estimated earnings impact of PPG, revenue and certain variable expenses impacted by changes in fuel prices were adjusted based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend, net of applicable taxes. For the portions of our business that earn revenue based on margin spreads, revenue was adjusted to the comparable margin from the prior year, net of non-controlling interests and applicable taxes.

Exhibit 3
Selected Non-Financial Metrics
(unaudited)
	Q2 2019	Q1 2019	Q4 2018	Q3 2018	Q2 2018
Fleet Solutions:
Payment processing transactions (000s)	127,986	115,404	115,883	117,680	115,919
Payment processing gallons of fuel (000s)	3,239,703	3,014,128	3,033,896	3,051,585	3,012,912
Average US fuel price (US$ / gallon)	$2.91	$2.67	$2.94	$3.06	$3.02
Payment processing $ of fuel (000s)	$9,755,737	$8,462,078	$9,333,101	$9,723,609	$9,497,050
Net payment processing rate	1.24%	1.27%	1.38%	1.19%	1.19%
Payment processing revenue (000s)	$120,717	$107,408	$129,084	$116,023	$112,895
Net late fee rate	0.54%	0.44%	0.44%	0.43%	0.38%
Late fee revenue (000s)	$52,823	$37,527	$40,731	$41,641	$35,831
Travel and Corporate Solutions:
Purchase volume (000s)	$10,047,934	$8,405,661	$8,210,863	$9,620,787	$8,930,421
Net interchange rate	0.77%	0.71%	0.64%	0.56%	0.57%
Payment solutions processing revenue (000s)	$77,273	$59,998	$52,878	$54,345	$51,289
Health and Employee Benefit Solutions:
Purchase volume (000s)	$1,374,592	$1,657,588	$996,404	$1,061,215	$1,253,309
Average number of SaaS accounts (000s)	12,563	12,729	11,450	11,057	10,745

Definitions and explanations:

Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with WEX.

Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with WEX.

Payment processing dollars of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with WEX.

Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants less certain discounts given to customers and network fees.

Net late fee rate represents late fee revenue as a percentage of fuel purchased by fleets that have a payment processing relationship with WEX.

Late fee revenue represents fees charged for payments not made within the terms of the customer agreement based upon the outstanding customer receivable balance.

Purchase volume in the Travel and Corporate Solutions segment represents the total dollar value of all WEX issued transactions that use WEX corporate card products and virtual card products.

Net interchange rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants, less certain discounts given to customers and network fees.

Purchase volume in the Health and Employee Benefit Solutions segment represents the total US dollar value of all transactions where interchange is earned by WEX.

Average number of Health and Employee Benefit Solutions accounts represents the number of active Consumer Directed Health, COBRA, and billing accounts on our SaaS platforms in the United States.

Exhibit 4
Segment Revenue Information
(in thousands)
(unaudited)
	Three months ended June 30,		Increase (decrease)		Six months ended June 30,		Increase (decrease)
Fleet Solutions	2019	2018	Amount	Percent	2019	2018	Amount	Percent
Revenues
Payment processing revenue	$120,717	$112,895	$7,822	7%	$228,125	$219,873	$8,252	4%
Account servicing revenue	41,506	43,019	(1,513)	(4)%	80,745	85,229	(4,484)	(5)%
Finance fee revenue	62,385	45,188	17,197	38%	108,249	88,792	19,457	22%
Other revenue	42,706	40,310	2,396	6%	82,977	77,883	5,094	7%
Total revenues	$267,314	$241,412	$25,902	11%	$500,096	$471,777	$28,319	6%

	Three months ended June 30,		Increase (decrease)		Six months ended June 30,		Increase (decrease)
Travel and Corporate Solutions	2019	2018	Amount	Percent	2019	2018	Amount	Percent
Revenues
Payment processing revenue	$77,273	$51,289	$25,984	51%	$137,271	$96,066	$41,205	43%
Account servicing revenue	10,717	8,995	1,722	19%	21,302	18,464	2,838	15%
Finance fee revenue	496	228	268	118%	853	487	366	75%
Other revenue	2,864	15,252	(12,388)	(81)%	13,572	27,526	(13,954)	(51)%
Total revenues	$91,350	$75,764	$15,586	21%	$172,998	$142,543	$30,455	21%

	Three months ended June 30,		Increase (decrease)		Six months ended June 30,		Increase (decrease)
Health and Employee Benefit Solutions	2019	2018	Amount	Percent	2019	2018	Amount	Percent
Revenues
Payment processing revenue	$16,836	$14,554	$2,282	16%	$36,228	$31,253	$4,975	16%
Account servicing revenue	54,669	26,702	27,967	105%	91,931	53,727	38,204	71%
Finance fee revenue	31	6,137	(6,106)	(99)%	183	11,155	(10,972)	(98)%
Other revenue	11,607	6,229	5,378	86%	22,247	14,371	7,876	55%
Total revenues	$83,143	$53,622	$29,521	55%	$150,589	$110,506	$40,083	36%

Contacts

News media:
WEX Inc.
Jessica Roy, 207-523-6763
Jessica.Roy@wexinc.com
or
Investors:
WEX Inc.
Steve Elder, 207-523-7769
Steve.Elder@wexinc.com